Exhibit 99.1

                                  RISK FACTORS

Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

     Our company was formed in stages and put together as a single entity in February, 1999. Prior to that time, our company (then Securities Resolution Advisors, Inc.) was engaged in an unrelated business, and the web hosting and auction services were conducted separately by our current officers informally as entrepreneurial businesses. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include:

          o    our ability to anticipate and adapt to a developing market;
          o    successful implementation of our global auction search engine;
          o    dependence upon the level of hits to our sites; and
          o development of equal or superior Internet portals, auctions and related services by competitors;

     To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that that we will be successful in addressing these risks.

     We incurred a net loss of $5,493,136 for the year ended December 31, 2000 (which includes an interest expense of $1,597,045 in connection with the sale of the 8% convertible note) and a net loss of $2,183,040 in the year ended December 31, 1999. There can be no assurance that we will be profitable in the future.

Our capital is limited and need additional financing to implement our business plan and continue operations.

     We require substantial working capital to fund our business. Additional funds are necessary for our company to implement its business plan and continue our operations. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we will be required to reduce significantly the scope of our presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. Based on our current cash position, we currently need an infusion of $750,000 of additional capital to fund our anticipated marketing costs and operating expenses over the next 12 months. If we do not receive this money, or at least an infusion of $50,000 per month, then we will only be able to continue operations through the end of June.

There is substantial dout as to our ability to continue as a going concern, and our business has a high risk of faiure.

     Due to our recurring losses from operations and a working capital deficiency, our independent auditors have raised substantial doubt as to our ability to continue as a going concern. As stated above, the success of our business operations will depend upon our ability to obtain further financing. If we are unable to obtain an infusion of additional capital, then our business will fail and our stock will be worthless.

We have only recently introduced the collectibles portal and we are unable to guarantee that the marketplace will except our services and products.

     The collectibles portal was only launched in January 2000. We met our initial objectives with the collectibles portal by December 31, 2000. When the portal was initially launched, it had the capability to search and collect information from every collectibles site on the Internet and store this information. When we acquired the Collecting Channel in November 2000, we added the following features to the portal: (1) providing information on a variety of collectible topics including price guides, show calendars, auction listings, library information, grading and authentication, publications restoration services, collecting software, dealers, and classifieds; and (2) serving as a gatekeeper by linking collectors immediately to selected websites. During 2001, we plan on adding new features to the website to enhance our customers' experience. These enhancements may include a broadcast and broadband video archive, a members only area for certain archived articles and pricing data, and an interactive tradeshow and events calendar. We also plan to add a global auction search and bidding platform, which is still in progress. However, we are unable to provide any assurances that the marketplace will accept the new direction the company has taken and the services it is offering, or that we will be able to provide such services at a profit. To date, the portal has generated minimal revenue.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

     We intend to expend significant financial and management resources on brand development, research site development, marketing and advertising, website development, and technology and operating infrastructure. Primarily as a result of the anticipated significant marketing and promotional expenses, we expect to incur additional losses, and such losses are expected to increase significantly from current levels. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. In addition, we plan to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, support our growing infrastructure, and acquire complementary businesses and technologies. Any capital expenditures will be contingent upon securing the required financing.

     Moreover, to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase, or even continue at their current level, or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made, and expect in the future to continue to make, significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset such expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

     You should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors, many of which are outside our control. These factors beyond our control include:

          o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;

          o    the availability and pricing of merchandise from vendors;
          o consumer confidence in encrypted transactions in the Internet environment;
          o the timing, cost and availability of advertising on our websites and other entities' websites;
          o    temporary popularity of some collectibles;
          o the amount and timing of costs relating to expansion of our operations;
          o    the  announcement  or  introduction  of new types of merchandise, service offerings or customer services by our competitors;
          o    technical  difficulties  with  respect  to  consumer  use  of our websites;
          o our ability to make acquisitions of complementary business and technologies;
          o    governmental regulation by federal or local governments; and
          o general economic conditions and economic conditions specific to the Internet and electronic commerce.

     As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition.

We will increase our reliance on our relationships with online companies for advertising.

     Achieving our goal of successfully implementing our business and creating the collectible portal will require increased dependence on relationships with other online companies. Our current relationships include, but are not limited to, agreements for promotional placements, sponsorships and banner advertisements. We have an interactive services agreement with AOL Canada pursuant to which we handle the content and maintenance of the website www.tartans.com, and we sell advertising and products on the site. Generally, our agreements are not exclusive and do not provide for guaranteed renewal. We have been unable to establish any material relationships with online companies and have, as a result, generated minimal revenues from advertisements placed by online companies. We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies. We are currently not paying for any advertisements on the Internet. This increased dependence on online advertising relationships includes the following risks:

          o a competitor could purchase exclusive rights to attractive space on one or more key sites;
          o it is uncertain that significant spending on these relationships will increase our revenues substantially or at all;
          o the expected revenue increases resulting from such spending may not occur within the time periods that we are expecting;
          o space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;
          o even if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;
          o online companies will be unable to deliver a sufficient number of customer visits or impressions; and
          o online companies may compete with our company for limited online auction revenues.

Any termination of our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical technology elements from other third parties, including our Internet service provider and technology licensors.

     Our operations depend on a number of third parties for Internet/telecom access, delivery services, and software services. We have limited control over these third parties and no long-term relationships with any of them. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. We have an Internet service provider agreement with Exodus Communications. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

We rely on third parties for our order fulfillment, and failures on the part of these third parties could harm our business.

     We use overnight courier and delivery services for substantially all of our auction products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.

Our success will depend, in part, on our ability to enter into distribution agreements with Web browser providers, operators of online networks and websites, software developers and computer manufacturers.

     To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we hope to have distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on the listing of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

     We expect in the future to derive a portion of our net revenue from advertisements displayed on our websites. Currently, we generate minimal revenues from website advertising and our ability to achieve any substantial advertising revenue depends upon:

          o the development of a large base of users possessing demographic characteristics attractive to advertisers;

          o    the level of traffic on our websites;
          o our ability to derive better demographic and other information from our users;
          o    acceptance by advertisers  of the Web as an  advertising  medium;
               and
          o our ability to transition and expand into other forms of advertising.

     No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. Such software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could have a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could place a significant strain on our management, operational and financial resources.

     We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the number of employees and the volume of merchandise sales have placed significant demands on our management, which currently includes only three executive officers. In order to manage the expected growth of our operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

     If our company's growth continues, we will experience a significant strain on our resources because of:

          o the need to manage relationships with various technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;
          o difficulties in hiring and retaining skilled personnel necessary to support our businesses;
          o    the need to train and manage a growing employee base; and
          o pressures for the continued development of our financial and information management systems.

     Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If our acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

     If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our company's success still depends upon the continued services of Gregory Rotman, Richard Rotman and John Martin.

     At present, our company employs 18 full-time personnel. We are substantially dependent on the continued services of members of our senior management: Gregory Rotman, our President and Chief Executive Officer; Richard Rotman, our Chief Financial Officer, Vice President, and Secretary, and John Martin, our Vice President and Chief Technical Officer. Each of these individuals has acquired specialized knowledge and skills with respect to our company and our operations. As a result, if any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. We do not have a long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance.

Our company's success will depend on our ability to attract and retain qualified personnel.

     We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly.

     Although we have shifted our focus to our collectibles site, at the present time Rotman Auction is still a distinct operating entity and is our primary source of revenue. Our Rotman Auction operations presently comprise approximately 98% of our revenues. In addition to auctioning collectibles on consignment, currently approximately 80% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for such merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we are unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

     We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. We also intend enter into reciprocal advertising agreements with other companies.

     Furthermore, in order to attract and retain customers and to promote and maintain our company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce entities that we have advertising relationships with through:

          o    Web advertising and marketing;
          o    traditional media advertising campaigns; and
          o    providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

     Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our company, our business, operating results and financial condition will be materially adversely affected.

System failures could result in interruptions in our service, which could harm our business.

     A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depend on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

     We periodically have experienced minor systems interruptions, including Internet disruptions. Some of the interruptions are due to upgrading our equipment to increase speed and reliability. During these upgrades the outages may have lasted for a few hours. During the past year we had one system failure on September 20, 2000 when our Sun E450 server's motherboard had a failure that disrupted our web hosting service for approximately eight hours. We have a service agreement with Sun, but the website was still down for approximately eight hours. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that need to be responded to by our personnel. Although we have been taking steps to increase the reliability and redundancy of our system, these steps are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime. We cannot offer assurances that:

          o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;
          o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;
          o    we will have uninterrupted access to the Internet;
          o    our users will be able to reach our Web sites;
          o    communications via our Web sites will be secure;
          o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenue.

We do not have redundant systems, a disaster recovery plan or alternate providers with respect to our communications hardware and computer hardware.

     In June 2000, we moved all of our communications hardware and computer hardware from our leased facility in Owings Mills, Maryland to our corporate headquarters in Massachusetts. We then relocated our main servers to Exodus Communications, located 45 minutes from our corporate headquarters. Our Worcester facilities are not protected from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

     Our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

     We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

     Certain provisions of Delaware law and our Certificate of Incorporation, as amended, and Amended and Restated Bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our Certificate of Incorporation and Amended and Restated Bylaws do not do not provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent in part on our ability to obtain and maintain proprietary protection for our technologies and processes.

     Our most important intellectual property relates to the software for our web-hosting services and our research center. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

     As  part  of  our  confidentiality  procedures,  we  generally  enter  into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our company little or no effective protection of its intellectual property. Because our success in part relies upon our technologies, if proper protection is not available or can be circumvented, our business may suffer.

Intellectual property infringement claims would harm our business.

     We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependant on licensed technologies.

     We rely on a variety of technologies that we license from third parties. We license most of our software from third party vendors. We license our portal and global auction search technology from Verity, Inc. Our principal web server's software is Apache, a free web server software. When we acquired the assets of CollectingChannel.com we were granted two perpetual licenses for the proprietary software eCMS and acquired the source codes for these licenses. This is the content management system primarily used by the CollectingChannel.com We also rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

     We cannot make any assurances that these third-party technology licenses will continue to be available to our company on commercially reasonable terms. The loss of these licenses could have a material impact on our business.
Although no single software vendor licensor provides us with irreplaceable software, the termination of a license and the need to obtain and install new software on our systems would interrupt our company's operations. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

     We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

          o the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;
          o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and
          o other theories based on the nature and content of online materials made available through our websites.

     Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering such claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

We are involved in litigation.

     We are currently involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the company. Mr. Stengel is also a former officer and employee.

     The lawsuit was initially filed against Mr. Stengel alone in June 2000. It remains pending in the US District Court for the District of Maryland. A First Amended Complaint was filed on October 11, 2000, which added the three additional defendants identified above. The First Amended Complaint seeks rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in the company, and seeks damages against Mr. Stengel and Ms. Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations. The First Amended Complaint also seeks damages and remedies against Mr. Stengel for breach of his contractual duties as an employee of the company and for misrepresentations he made to the company while acting as an employee; these claims relate to businesses operated by Mr. Stengel in competition with our company and using our company's resources. The First Amended Complaint also seeks to recover damages from Mr. Stengel and the two corporate defendants for conversion of certain of Sales Online's assets, resources and employee services, and for unjust enrichment. All defendants have filed answers to the First Amended Complaint. Mr. Stengel has filed a counterclaim seeking damages against Sales Online for alleged interference with his ability to sell shares of common stock of Sales Online. Whirl Wind has filed a counterclaim against Sales Online for conversion of a small quantity of computer equipment alleged to be owned by Whirl Wind.

     On or about June 16, 2000, Marc Stengel commenced an action in the Delaware Chancery Court pursuant to Section 225 of the Delaware General Corporation Law (the "Delaware 225 Action") seeking a determination from the Court that he was improperly removed as an officer and director of the Company, should be reinstated as such, and that Gregory Rotman and Richard Rotman be ordered to dismiss the Maryland action. The Delaware 225 Action was stayed pending the outcome of a special meeting of shareholders, discussed below. Following the results of that meeting, we moved for summary judgment and asked that the Delaware litigation be dismissed. Oral argument on this motion was presented on January 18, 2001. The Court granted our motion for summary judgment and dismissed the Delaware 225 Action. The Court concluded that (1) the special meeting of the our stockholders held on September 19, 2000 to elect directors (discussed below) was authorized by our bylaws and as a result, the new board was properly elected and had the authority to terminate Mr. Stengel as an officer; (2) Marc Stengel's post-election challenge to the special meeting was barred by his own inequitable conduct; and (3) his claim for back pay could not be pursued in the Court of Chancery action.

     On July 20, 2000, in accordance with our Amended and Restated Bylaws, Gregory Rotman, called a special meeting of the stockholders to be held on September 19, 2000 for the election of directors. Gregory Rotman and Richard Rotman nominated themselves, Andrew Pilaro and John Martin for election to our Board of Directors and filed soliciting materials with the SEC. No proxy soliciting materials were filed by any other party. The meeting was held on September 19, 2000 and the nominated slate of directors were elected as our Board of Directors.

     A special Board of Directors meeting was called by Gregory Rotman immediately following the special meeting of stockholders on September 19, 2000. At that meeting, the new Board removed Marc Stengel as an officer of Sales
Online, formally ratified and approved the initiation and prosecution of the Maryland action against Marc Stengel and authorized Gregory Rotman, as president and CEO to take all actions necessary to prosecute Sales Online's claims against Marc Stengel and others.

     On or about October 3, 2000, Mr. Stengel submitted to Sales Online a demand for advancement of certain expenses (including attorneys' fees) he allegedly incurred in connection with the Delaware 225 Action and the Maryland action. In his advancement request, Mr. Stengel claimed to have incurred approximately $96,800 in legal expenses in the Delaware 225 Action and the Maryland action through August, 2000. On October 20, 2000, we notified Mr. Stengel that the Board of Directors had denied Mr. Stengel's advancement request.

     On or about October 24, 2000, Mr. Stengel filed a second action in the Delaware Court of Chancery pursuant to Section 145 of the Delaware General Corporation Law seeking a determination from the Court that, pursuant to our Bylaws, he is entitled to be advanced his expenses, including attorneys' fees, incurred by him in connection with the Delaware 225 Action and the Maryland action (the "Delaware 145 Action"). Mr. Stengel sought advancement of expenses in the amount of $120.000. Sales Online and Mr. Stengel each moved for summary judgment in the Delaware 145 Action. A hearing on the Delaware 145 Action was held on January 2, 2001, at which time the Court of Chancery granted our motion for summary judgment and denied Mr. Stengel's motion. Mr. Stengel has appealed this decision to the Delaware Supreme Court.

     On November 1, 2000, we filed with the Maryland Court a Motion for a Preliminary Injunction requesting that the Court enjoin Mr. Stengel and Ms. Kramer from selling, attempting to sell, or otherwise disposing of their shares of the Company's stock pending resolution of the merits of our claim for rescission. On November 9, 2000, Mr. Stengel filed an Opposition to our Motion for a Preliminary Injunction. On November 9, 2000, Mr. Stengel also filed a Motion for Preliminary Injunction requesting that the Court (i) order Sales Online to instruct its transfer agent to implement and complete all measures necessary to sell his restricted stock in compliance with Rule 144 and (ii) enjoin Sales Online from interfering with or preventing the sale of stock by Mr. Stengel in accordance with Rule 144. The District Court conducted an extensive evidentiary hearing on both motions, which concluded on January 23, 2001. The parties briefed the issues and the Court heard final arguments on February 22, 2001. On March 19, 2001, the Court (1) denied our motion for the preliminary injunction against Marc Stengel and Hannah Kramer, (2) granted in part Marc Stengel's motion for a preliminary injunction insofar as we are enjoined from interfering with any sale of stock by Marc Stengel that complies with SEC Rule 144, (3) determined that the evidence supported a finding that Marc Stengel and Hannah Kramer are acting in concert in the disposition of their shares and (4) denied Marc Stengel's and Hannah Kramer's motions to dismiss our lawsuit against them. The Court has scheduled the case for trial in December, 2001.

     We cannot give any assurance with respect to the positions asserted by Sales Online in the Maryland lawsuit, and substantial costs, including attorneys fees, are being incurred in connection with this dispute.

Risks Associated With Our Industry

The market for online services is intensely competitive with low barriers to entry.

     The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

          o various Internet auction houses such as eBay, ONSALE, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network, a wholly-owned subsidiary of Home Shopping

               Network Inc.), Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.), WebAuction (the auction site for MicroWarehouse, Inc.), Insight Auction (the auction site for Insight Enterprises, Inc.) and others;
          o a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.;
          o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and
          o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

     We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

     Current competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

     With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than our company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

     As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. In the recent past, there have been a number of significant acquisitions and strategic plans announced among and between companies that have divisions offering services that compete with our company, including:

          o    CMGI's acquisition of 83% of AltaVista;
          o Disney's acquisition of the remaining interest in Infoseek not already owned by Disney;
          o    @Home Network's acquisition of Excite;
          o    Yahoo!'s acquisition of GeoCities and Broadcast.com; and

          o FairMarket's new alliance network comprised of Microsoft Corp., Excite@home, Ticketmaster Online and many others.

     The effects of these completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these companies that maintain divisions that compete with us are aligned with companies that are larger or better established than us. Even though some of the competitive services offered by these companies may comprise a small amount of their business, their potential access to greater financial, marketing and technical resources would put them in a stronger competitive position as compared to our company. In addition, these companies include television broadcasters with access to unique content and substantial marketing resources that may not be available to our company.

Security breaches and credit card fraud could harm our business.

     We rely on encryption and authentication technology licensed from VeriSign through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information. We believe that a significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

Our industry may be exposed to increased government regulation.

     Our company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

     Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

     Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

     Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

     The market price of the shares of our common stock has been, and is likely to be, highly volatile. During the 12 months prior to May 1, 2001, our stock price as traded on the OTC Bulletin Board has ranged from a high of $1.06 per share to a low of $.10 per share. The variance in our share price makes it extremely difficult to forecast with any certainty the stock price at which you may might be able to buy or sell your shares of our common stock. The market price for our stock could be subject to wide fluctuations in response to factors that are out of our control such as:

          o    actual or anticipated variations in our results of operations,
          o announcements of new products or technological innovations by our competitors;
          o developments with respect to patents, copyrights or proprietary rights;
          o    developments in Internet and auction regulation; and
          o general conditions and trends in the Internet, collectibles and electronic commerce industries.

     The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

We have issued options, warrants and a convertible note that could have a dilutive effect on our shareholders.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of December 31, 2000, we had issued employee stock options to acquire $557,000 shares of our common stock, exercisable at prices ranging from $.01 to $1.625 per share, with a weighted average exercise price of approximately $.33 per share. In addition to these options, we have reserved approximately 52,000,000 shares of common stock for issuance upon conversion of and payment of interest on our 8% convertible note and 700,000 shares issuable upon the exercise of the warrants issued in connection with the 8% convertible note.

     The note is convertible at a floating rate equal to the lesser of (1) 110% of the lowest closing bid price for the common stock for the five trading days prior to March 23, 2000, or (2) 75% of the average of the closing bid price for the common stock for the five trading days immediately preceding the conversion date. The number of shares of common stock that may ultimately be issued upon conversion is presently undeterminable and could fluctuate. If the applicable conversion price is 110% of the lowest of the closing bid price for the common stock for the five (5) trading days prior to March 23, 2000, which is $2.48, then the number of shares that may be issued upon conversion of the note is approximately 1,210,000 shares, subject to adjustment pursuant to stock splits, dividends or similar events. Because the registration statement was not declared effective by March 23, 2001, the applicable conversion percentage has decreased to 50% of the average of the closing bid price for the common stock for the five
(5) trading days immediately preceding the conversion date. The Company is in discussions regarding a possible renegotiation of the terms of the convertible debt, but if the parties are unable to restructure the transaction, then if the convertible note would have been converted as of May 1, 2001, the applicable conversion price would have been $.0595 per share (50% of the average of the closing bid price for the common stock for the five (5) trading days immediately preceding the conversion date) and the number of shares issuable upon conversion would have been approximately 50,420,168. If the note is converted on its current terms, we will have to increase our total number of authorized shares that we may issue under our charter.

     It is likely that the conversion price will be a percentage of the market price, and as a result, the lower the common stock price at the time the holder converts, the more common shares the holder will receive upon conversion. Due to the conversion ratio, there is no limit on the aggregate number of shares of common stock into which the note can be converted. To the extent the holder converts a portion of the convertible note and sells its shares of common stock, the price of our stock may decrease due to the additional shares in the market. This could allow the holder to subsequently covert an additional portion of the convertible note into greater amounts of common stock, the sale of which would further decrease the stock price. Purchasers of our common stock could therefore experience substantial dilution upon conversion of the convertible note.

     The following table describes the amount of shares of our common stock into which the convertible note is convertible at various percentages of the market price as of May 1, 2001 and the percentage of our total outstanding common stock represented by conversion of the convertible note:


Percentage of Market          Conversion            Number of Shares of        Percentage of our
Price per Shares of our       Price (based on       Common Stock Issuable      Outstanding Common
Common Stock at May           a conversion          upon Conversion of the     Stock Respresented by the
1, 2001                       price that is         8% Convertible Note        Shares of Common Stock
                              50% of the                                       Issuable upon
                              market price)                                    Conversion of the
                                                                               Convertible Note

At $.119 per share,           $.0595 per share            50,420,168                 47%
market price

At $.0893 per share           $.0446 per share            67,264,574                 54%
(75% of market price)

At $.0595 per share           $.0298 per share           100,671,141                 64%
(50% of market price)

At $.0298 per share           $.0149 per share           201,342,282                 78%
(25% of the market price)


     However, the selling shareholder may only convert the convertible note to the extent the selling shareholder's ownership interest in the company does not exceed 4.99 percent. This 4.99% limit, however, may not prevent any holder from converting all of its convertible note or exercising its warrants, because the holder can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, the holder can convert additional amounts of the convertible note As a result, the 4.99% limit does not prevent selling shareholders from selling more than 4.99% of our common stock. During the terms of these securities, the holders will have the opportunity to profit from either an increase or, in the case of the convertible note, decrease in the market price of our common stock followed by a subsequent increase, with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these securities could result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

     Additionally, we have filed a registration statement tht has not been declared effetive by the SEC, for the registration of approximately 711,000 shares to be issued to CSEI in connection with our purchase of assets.

We may have difficulty obtaining additional financing as a result of the significant number of shares that may be acquired upon conversion of the convertible note.

     The potentially significant number of shares issuable upon conversion of our 8% convertible note could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 8% convertible note, new investors may either decline to make an investment in our company due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the 8% convertible note. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

We have been penalized for failing to register shares underlying our 8% convertible note and the warrants issued in connection with the 8% convertible note that we issued in March, 2000.

     We have incurred penalties and costs under the terms of registration rights agreement and the 8% convertible note and the warrants issued in connection with the purchase of the 8% convertible note, all issued in the private placement in March, 2000, because we were unable to register the shares of common stock issuable upon the conversion of the 8% convertible note and the exercise of the warrants by December 15, 2000. The cash penalties are two percent (2%) of the purchase price ($3,000,000) of the convertible note and warrant for each thirty day period, until the registration statement is declared effective, on a pro-rated basis. Additionally, if the registration statement was not declared effective by December 15, 2000, the applicable conversion percentage will decrease by two percent (2%) each thirty day period until the registration statement is declared effective, with a floor of 50% if the registration statement is not declared effective by March 23, 2001. Because the registration statement was not declared effective by December 15, 2000, unless otherwise agreed to by the holder of the convertible note, as of May 1, 2001, we currently owe $270,000 to the holder of the convertible note and the conversion price has decreased to 50% of the average of the closing bid price for the five trading days immediately preceding May 1, 2001.

Conversion of the convertible note and exercise of the warrants and subsequent public sale of our common stock while its market price is declining may result in further decreases in the price.

     The number of shares of common stock issuable upon conversion of our convertible note will increase as the price of our common stock decreases, which may adversely affect the price of our common stock. On May 1, 2001, we had issued and outstanding $3,000,000 principal amount of an 8% convertible note. If the convertible note were converted in full on May 1, 2001, the number of shares of common stock issuable to the holder would be 50,420,168. The number of shares of common stock that may ultimately be issued upon conversion of these securities is presently indeterminable and could fluctuate significantly.

Purchasers of common stock could therefore experience substantial dilution upon conversion of the convertible note. In addition, the significant downward pressure on the market price of our common stock could develop as the holders convert/exercise and sell material amounts of common stock which could encourage market manipulation through short sales by the holders or others, placing further downward pressure on the market price of our common stock.

Future sales of our common stock in the public market could adversely affect the price of our common stock.

     Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for such sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of May 1, 2001, these shares consist of:

          o 18,464,456 shares of our outstanding common stock owned by Gregory Rotman and Richard Rotman, two of our executive officers and directors ("Rotman Shares");
          o 18,064,456 shares of our outstanding common stock owned by two former directors, Hannah Kramer and Marc Stengel (together with the Rotman Shares, the "Affiliate Shares"). Between July and
               September 2000, Hannah Kramer sold 400,000 shares and Marc Stengel filed a Form 144 with the SEC indicating an intent to sell 470,000 shares;
          o 7,350,000 shares of our common stock issued to CSEI pursuant to the Asset Purchase Agreement, dated November 8, 2000, that are subject to an escrow agreement (the "Escrow Shares"); and
          o    approximately 557,000 shares issuable to option holders.

     The Escrow Shares are subject to an escrow agreement for the purposes of complying with the Rule 144 holding period and securing certain indemnity obligations made by the selling shareholder in the acquisition documents. Additionally, until November 8, 2002, the number of Escrow Shares that may be released from the escrow in any one calendar month may not exceed ten percent (10%) of the reported aggregate monthly trading volume in our common stock.

     Unless the Affiliate Shares and the shares issuable to option holders are further registered under the securities laws, they may not be sold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

Future sales of our common stock in the public market could limit our ability to raise capital.

     Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could also affect our ability to raise capital through the sale of equity securities.

The issuance of the convertible note and warrants required us to record non-cash expenses.

     As a result of the issuance of our 8% convertible note, we recorded non-cash interest expense attributable to the beneficial conversion feature and amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $1,597,000 during the year ended December 31, 2000. From January 1, 2001 through March 23, 2002 we will record additional non-cash interest expense attributable to amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $428,000. In addition, if we are unsuccessful in restructuring our current convertible debt, we will incur additional interest expense due to the increase in the beneficial conversion feature of $1,890,000.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

     Our executive officers and directors, in the aggregate, beneficially own approximately 40% of our outstanding common stock. Additionally, Marc Stengel and Hannah Kramer, each a former director of our company, own approximately 40% of our outstanding common stock. As a result, each group, by joining forces with the holders of 10% our outstanding common stock, may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

     The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction.

     Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our company's securities is limited and may not provide adequate liquidity.

     Our common stock is currently traded on the OTC Bulletin Board ("OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock market, or another national exchange. As of May 1, 2001 the OTCBB reports that there are 16 active market makers of our common stock. Eight of the 16 market makers have accounted for approximately 71% of the trading of our common stock year to date. In order to trade shares of our common stock you must use one of these 16 market makers unless you trade your shares in a private transaction. In the 120 days prior to May 1, 2001 the actual trading volume ranged from a low of 200 shares of common stock to a high of 492,000 shares of common stock. This low trading volume means there is limited liquidity in our shares of common stock. Selling our shares is more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our company's stock may be unable to sell shares purchased should they desire to do so.